Exhibit 10.1

EXECUTION VERSION

TRANSACTION AGREEMENT

BETWEEN

OMX AB

AND

THE NASDAQ STOCK MARKET, INC.

EXECUTION VERSION

TABLE OF CONTENTS
1	THE OFFER; REGULATORY UNDERTAKING BY NASDAQ	3

2	RECOMMENDATION BY THE OMX BOARD OF DIRECTORS	4

3	OFFER DOCUMENT AND REGISTRATION STATEMENT	5

4	RECOMMENDATION BY THE NASDAQ BOARD OF DIRECTORS; NASDAQ SHAREHOLDERS’ MEETING	7

5	REGULATORY APPROVAL	8

6	NON SOLICITATION AND NO-SHOP	8

7	STANDSTILL	10

8	GOVERNANCE	10

9	SECONDARY LISTING OF NASDAQ SHARES	12

10	ADDITIONAL COVENANTS	12

11	TERMINATION	14

12	COSTS	15

13	ENTIRE AGREEMENT	15

14	AMENDMENTS AND WAIVERS	15

15	NOTICES	15

16	ASSIGNMENTS	15

17	INTERPRETATION	16

18	NO THIRD PARTY BENEFICIARIES	16

19	PARTIAL INVALIDITY	16

20	GOVERNING LAW AND DISPUTES	16

APPENDIX:

Appendix 1.1	Offer Announcement

TRANSACTION AGREEMENT

This transaction agreement (this “Agreement”) is made on May 25, 2007

BETWEEN:

(1)	The Nasdaq Stock Market, Inc., a company duly incorporated and organized under the laws of Delaware, having its principal office at One Liberty Plaza, New York, NY 10006, USA (“Nasdaq”); and

(2)	OMX AB, a company duly incorporated and organized under the laws of Sweden, with corporate registration number 556243-8001, having its principal office at Tullvaktsvägen 15, 105 78 Stockholm, Sweden (“OMX”).

Nasdaq and OMX are hereinafter collectively referred to as the “Parties” and individually as a “Party”. In this Agreement, save where the context otherwise requires, words in the singular shall include the plural, and vice versa.

BACKGROUND:

(A)	OMX has a share capital of SEK 241,280,934 divided into 120,640,467 shares (the “Shares”). The Shares are listed on the Stockholm Stock Exchange (the “SSE”), the Helsinki Stock Exchange, the Copenhagen Stock Exchange and the Iceland Stock Exchange.

(B)	Nasdaq and OMX desire to effect a strategic combination of their businesses, which they believe is in the best interests of their respective shareholders and have agreed that such combination is best effected by Nasdaq making a public tender offer to acquire all of the Shares upon the terms and conditions set forth in this Agreement (the “Offer”).

(C)	The Parties have a joint interest in making the transaction contemplated by this Agreement possible and have therefore agreed as follows.

IT IS AGREED as follows:

1	THE OFFER; REGULATORY UNDERTAKING BY NASDAQ

1.1	No later than on May 25, 2007 (the “Announcement Date”) Nasdaq shall announce an offer (the “Offer”) to the OMX shareholders to tender all of the Shares on the terms and conditions set forth in the press release attached as Appendix 1.1 (the “Offer Announcement”), by way of public announcement of the Offer Announcement.

1.2	The completion of the Offer shall be conditional only upon the satisfaction of the conditions in the Offer Announcement (the “Offer Conditions”). Any waiver by Nasdaq of Offer Conditions 1, 3 or 6 shall require the prior written consent of OMX (such consent not to be unreasonably withheld or delayed), except that no waiver of Offer Condition 1 shall require such prior written consent of OMX if, when the condition is waived, the Offer is accepted to such an extent that Nasdaq becomes the owner of shares representing at least 67% of the outstanding shares of OMX on a fully diluted basis. Any other Offer Condition may be unilaterally waived by Nasdaq. Nasdaq may withdraw the Offer only in accordance with the Takeover Rules (as defined in Section 1.5).

1.3	The acceptance period for the Offer (the “Acceptance Period”) shall be that set forth in the Offer Announcement. Nasdaq shall extend the Acceptance Period in accordance with the Takeover Rules if, at the expiration of the Acceptance Period or any extension thereof, the Offer Conditions set forth in the Offer Announcement shall not have been satisfied or waived, provided, however, that Nasdaq may in its sole discretion elect to not extend the Acceptance Period (or any extension thereof) if (i) any of the Offer Conditions (other than Offer Condition 1) is not fulfilled and cannot be fulfilled, (ii) the OMX Board Recommendation (as defined in Section 2.1) has been withdrawn or substantially changed, (iii) OMX provides its prior written consent thereto, or (iv) this Agreement has terminated in accordance with Section 11.1.

1.4	The Offer shall be consummated (the “Closing”) promptly upon Nasdaq’s public announcement that the Offer is declared unconditional following either the full satisfaction of, or (provided that acceptances of the Offer thereby become irrevocable) Nasdaq’s waiver of, the Offer Conditions (the “Declaration of Unconditionality”), and Nasdaq shall exchange and pay for all the Shares tendered and not withdrawn in accordance with applicable law, promptly following the acceptance of Shares for exchange and payment pursuant to the Offer.

1.5	In accordance with the Act on Public Takeover Offers on the Stock Market (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden) (the “Takeover Act”), Nasdaq has in a written undertaking to the SSE agreed to comply with the SSE’s Rules regarding Public Takeover Offers on the Stock Market (Sw. Stockholmsbörsens regler rörande offentliga uppköpserbjudanden på aktiemarknaden (2007-04-01)) and the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) (the “Securities Council”) rulings regarding interpretation and application thereof (together, the “Takeover Rules”), and to submit to the sanctions that may be imposed by the SSE upon violation of the Takeover Rules.

2	RECOMMENDATION BY THE OMX BOARD OF DIRECTORS

2.1	The board of directors of OMX (the “OMX Board”) has held a meeting at which the OMX Board unanimously (i) resolved to recommend that holders of the Shares accept the Offer (the “OMX Board Recommendation”) and (ii) approved that OMX makes a public announcement of the OMX Board Recommendation in the Offer Announcement. The OMX Board Recommendation shall be included in the Offer Announcement.

2.2	OMX undertakes to make a public announcement of its full recommendation that shareholders of OMX accept the Offer as soon as practicable, but in any event no later than June 1, 2007.

2.3

The OMX Board Recommendation may not be withdrawn or substantially changed by the OMX Board unless, prior to Declaration of Unconditionality, (i) OMX has complied in all material respects with Section 6 of this Agreement and a Superior Offer (as defined in Section 6.5) is made for the Shares by a third party, (ii) an Nasdaq Material Adverse Change has occurred and is continuing, or (iii) information made public by Nasdaq or disclosed by Nasdaq to OMX is materially inaccurate, incomplete or misleading or Nasdaq has failed to make public any material information which should have been made public by it, and, as a result of the event described in clauses (i), (ii) or (iii) above, OMX’s Board determines in good faith after consultation with its outside financial and legal advisors that not withdrawing or changing the OMX Board Recommendation would reasonably be likely to be inconsistent with the OMX Board’s fiduciary obligations to its shareholders under applicable laws or the Takeover Rules.

2.4	OMX hereby consents to the Offer, solely on the terms and conditions set forth in the Offer Announcement, for purposes of Section 7 below.

2.5	An “Nasdaq Material Adverse Change” is any material adverse change in Nasdaq’s financial position or operations that has occurred after the announcement of the Offer and that materially adversely affects, or could reasonably be anticipated to have such effect on, Nasdaq’s liquidity, sales, results or equity and which could not have been reasonably known or anticipated by OMX at the time of the announcement of the Offer; provided, however, that the following shall not be considered in determining whether such a material adverse change has occurred: (A) any change or development in economic, business, political or securities markets conditions generally (including any such change or development resulting from acts of war, terrorism or natural disasters), except that any change or development that, relative to other participants in Nasdaq’s industry, disproportionately impacts the liquidity, sales, results or equity of Nasdaq shall be so considered in determining whether a material adverse change has occurred, (B) any change or development to the extent resulting from the execution or announcement of the Offer or the transactions contemplated thereby, or (C) any changes in laws, rules or regulations.

3	OFFER DOCUMENT AND REGISTRATION STATEMENT

3.1	As soon as practicable after the Announcement Date, Nasdaq shall prepare and file an offer document (Sw. Erbjudandehandling) or a prospectus relating to the Offer (together with any amendments and supplements thereto, the “Offer Document”) with the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”), which, after approval and registration by the SFSA (and, where applicable, passporting to other jurisdictions where OMX’s shares are listed), shall be posted to the holders of the Shares. The Offer Document shall be prepared in accordance with the Takeover Rules, the Takeover Act and the Swedish Financial Instruments Trading Act (Sw. Lagen (1991:980) om handel med finansiella instrument) (the “Trading Act”).

3.2

As soon as practicable after the Announcement Date, Nasdaq shall prepare and file a combined registration statement and proxy statement on Form S-4, which shall also contain a prospectus through which the Offer will be made in the United States (together with the proxy statement/prospectus included therein and with any amendments and supplements thereto, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”). The Registration Statement will (i) register the offer and sale of the shares of Common Stock, par value $.01 per share, of Nasdaq to be offered to OMX shareholders pursuant to the Offer (the “Consideration Shares”) and (ii) serve as a proxy statement in connection with the Nasdaq Shareholders’ Meeting (as defined in Section 4.4). All information supplied by or on behalf of Nasdaq for inclusion or incorporation by reference in the Registration Statement or the Offer Document will comply as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or the Takeover Rules.

3.3	As soon as practicable after the Announcement Date, OMX shall furnish all information concerning it, its Affiliates (as defined below) and the holders of its Shares as Nasdaq may reasonably request in connection with the preparation of the Registration Statement and the Offer Document. In furtherance of the foregoing, OMX shall supply such audited consolidated financial statements (and any reports, attestations or similar documents by OMX’s auditor to be included in the Registration Statement or the Offer Document) to Nasdaq for inclusion in the Registration Statement as are necessary and appropriate to comply as to form in all material respects with the accounting requirements and other rules and regulations applicable to the Offer Document and the Registration Statement, including but not limited to the rules and regulations of the SEC, the Takeover Act, the Takeover Rules and the Trading Act, which audited financial statements shall be prepared in accordance with OMX’s normally applied accounting standards and US GAAP and shall fairly present the financial condition of OMX as of the respective dates thereof and the consolidated results of operations and cash flows of OMX for the respective periods then ended. All information supplied by or on behalf of OMX for inclusion or incorporation by reference in the Registration Statement or the Offer Document will comply as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or the Takeover Rules.

3.4	“Affiliate” means, as applied to any person, any other person directly or indirectly controlling, controlled by or under common control with that person, where “control” (including correlative meanings) as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through ownership of voting securities or by contract or otherwise.

3.5	OMX agrees to draft the sections of the Registration Statement and the Offer Document that contain a description of OMX and undertakes to provide Nasdaq with a written statement from the OMX Board, to be included in the Offer Document to the extent required by applicable law or the Takeover Rules, to the effect that the information regarding OMX in the Offer Document has been reviewed by the OMX Board and that it is the opinion of the OMX Board that such description provides an accurate and fair—although not complete—picture of OMX.

3.6	OMX and its financial advisors and outside legal counsel shall be given the opportunity to review and comment on the Offer Document and the Registration Statement before each is filed with the SFSA and the SEC, respectively, and made publicly available. Nasdaq will promptly provide in writing to OMX and its outside legal counsel any comments of the SFSA and the SEC with respect to (i) the Offer Document and (ii) the Registration Statement, respectively, as applicable and OMX shall cooperate with Nasdaq in preparing responses to such comments

3.7	OMX hereby acknowledges that the preparation and filing with the SEC of the Registration Statement could be a lengthy process taking up to approximately three months and that the SEC review and clearance of the Registration Statement could be a lengthy process taking up to an additional approximately three months, and that Nasdaq will consequently have to apply to the Swedish Securities Council for exemption from the time limit under the Takeover Rules for preparation and filing with the SFSA of the Offer Document.

4	RECOMMENDATION BY THE NASDAQ BOARD OF DIRECTORS; NASDAQ SHAREHOLDERS’ MEETING

4.1	The board of directors of Nasdaq (the “Nasdaq Board”) has held a meeting at which the Nasdaq Board unanimously resolved to (i) approve, initiate and consummate the Offer upon the terms and subject to the conditions herein, (ii) recommend that its shareholders vote in favor of the issuance of the Consideration Shares and approval of the amendment to Nasdaq’s certificate of incorporation referred to in Section 8.1 (the “Nasdaq Board Recommendation”) and (iii) authorize the public announcement of the Nasdaq Board Recommendation in the Offer Announcement.

4.2	The Nasdaq Board Recommendation may not be withdrawn or substantially changed by the Nasdaq Board, unless, prior to Declaration of Unconditionality, there has been a OMX Material Adverse Change and as a result Nasdaq’s Board determines in good faith after consultation with its outside financial and legal advisors that not withdrawing or changing the Nasdaq Board Recommendation would reasonably be likely to be inconsistent with the Nasdaq Board’s fiduciary obligations to its shareholders under applicable laws.

4.3	A “OMX Material Adverse Change” is any material adverse change in OMX’s financial position or operations that has occurred after the announcement of the Offer and that materially adversely affects, or could reasonably be anticipated to have such effect on, OMX’s liquidity, sales, results or equity and which could not have been reasonably known or anticipated by Nasdaq at the time of the announcement of the Offer; provided, however, that the following shall not be considered in determining whether such a material adverse change has occurred: (A) any change or development in economic, business, political or securities markets conditions generally (including any such change or development resulting from acts of war, terrorism or natural disasters), except that any change or development that, relative to other participants in OMX’s industry, disproportionately impacts the liquidity, sales, results or equity of OMX shall be so considered in determining whether a material adverse change has occurred, (B) any change or development to the extent resulting from the execution or announcement of the Offer or the transactions contemplated thereby, or (C) any changes in laws, rules or regulations.

4.4	As promptly as practicable after the Registration Statement is declared effective by the SEC, Nasdaq shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders (the “Nasdaq Shareholders’ Meeting”) for the purpose of obtaining the approval of the issuance of the Consideration Shares and the amendment to its certificate of incorporation referred to in Section 8.1 (the “Required Nasdaq Vote”) and shall use its reasonable efforts to solicit such approval. Nasdaq shall not be subject to the requirements of the previous sentence if (i) the Nasdaq Board shall have withdrawn or substantially changed the Nasdaq Board Recommendation as provided in Section 4.2 or (ii) if the OMX Board Recommendation has been withdrawn or substantially changed.

5	REGULATORY APPROVAL

5.1	As set forth in Offer Condition 6, the Offer is conditional upon obtaining all necessary approvals from public authorities, including regulatory authorities, on terms reasonably acceptable to Nasdaq (the “Regulatory Approvals”).

5.2	The Parties undertake to cooperate and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things nececessary, proper or advisable to obtain the Regulatory Approvals required to complete the Offer.

6	NON SOLICITATION AND NO-SHOP

6.1	Subject to Section 6.2, each of OMX and Nasdaq agrees that it will not, and it will cause its Affiliates not to, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (as defined in Section 6.4), or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) furnish any information regarding itself or its respective businesses and Affiliates to any person in connection with or in response to an Acquisition Proposal, or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, agreement, commitment, understanding or transaction with any person relating to any transaction which could be an Acquisition Proposal.

6.2

Notwithstanding the provisions of Section 6.1 the Parties agree that, prior to Declaration of Unconditionality, Section 6.1 shall not prohibit OMX or Nasdaq from engaging in negotiations or discussions with, or furnish any information regarding itself or its respective businesses and Affiliates to, any person that has made a bona fide unsolicited written Acquisition Proposal if: (i) neither OMX or Nasdaq (as applicable) nor any of its respective officers, directors, employees and representatives (collectively “Representatives”) has previously violated any of the restrictions set forth in Section 6.1; (ii) the OMX Board or the Nasdaq Board (as applicable) has determined in good faith by a majority vote, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is or is reasonably likely to result in a Superior Offer (as defined in Section 6.5); (iii) the OMX Board or the Nasdaq Board (as applicable) concludes in good faith, after having taken into account the advice of its financial advisors and outside legal counsel, that a failure to take such action would reasonably be likely to be inconsistent with the fiduciary obligations of the OMX Board or the Nasdaq Board (as applicable) to its shareholders under applicable law or stock exchange regulation, including, but not limited to, the Takeover Rules; and (iv) at least simultaneously with furnishing any such information to such person, OMX or Nasdaq (as applicable) furnishes such information to the other Party (provided that the information has not previously been furnished to the other Party). Without limiting the generality of the foregoing, each of OMX and Nasdaq acknowledges and agrees that any violation, or the taking of any action inconsistent with, any of the restrictions set forth in the preceding sentence by any of its Representatives shall be deemed to constitute a breach of Section 6.1 by it.

6.3	If a Party receives: (i) an Acquisition Proposal; (ii) an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal; or (iii) a request for non public information regarding itself; then such Party shall immediately, and in any event not later than within 24 hours, after receipt thereof, advise the other Party orally and in writing of the received information, including the identity of the person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof. The relevant Party shall keep the other Party fully and promptly informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. This Section 6.3 shall apply only to the extent permissible under applicable laws, stock exchange regulations and the Takeover Rules.

6.4	“Acquisition Proposal” means with respect to a given Party, excluding the transaction contemplated by this Agreement, (i) any inquiry, proposal or offer from any Person or group of Persons for a merger, reorganization, consolidation, share exchange, tender offer, business combination, recapitalization, liquidation, dissolution or similar transaction involving such Party (or any subsidiary or subsidiaries of such Party whose business constitutes 20% or more of the net revenues, net income or assets of such Party and its subsidiaries, taken as a whole), (ii) any proposal for the issuance by such Party of over 20% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of such Party or its subsidiaries.

6.5	“Superior Offer” means with respect to a given Party, an unsolicited, bona fide written offer by a third party to engage in a transaction referred to in the definition of Acquistion Proposal (except that the references therein to 20% shall be deemed to be a reference to two-thirds) (i) on terms which the OMX Board or Nasdaq Board (as applicable) determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to its shareholders than the transaction contemplated by this Agreement, taking into account all the terms and conditions of such proposal and (ii) that the OMX Board or Nasdaq Board (as applicable) believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.6	Each of OMX and Nasdaq shall immediately terminate any discussions ongoing as of the date of this Agreement with any person that relate to any Acquisition Proposal.

7	STANDSTILL

Except as contemplated by this Agreement, each Party will not and will procure that its Representatives and any person acting in concert with it will not, directly or indirectly, either alone or acting in concert with others, without the other Party’s prior written consent at any time until the earlier of (i) nine months of termination of the Agreement pursuant to Section 11 of this Agreement, and (ii) December 31, 2008, acquire or offer to acquire, or cause another person to acquire or offer to acquire, an interest in any shares or other securities of the other Party or enter into an agreement or arrangement (whether or not legally binding) or do or omit to do any act as a result of which it or any person may acquire an interest in any shares or other securities of the other Party; provided, however, that this Section 7 (i) shall not be binding, and shall have no further force and effect, upon the consummation of the Offer, and (ii) shall not prevent Nasdaq from taking any of the foregoing actions (other than to acquire or offer to acquire, or cause another person to acquire or offer to acquire, an interest in any shares or other securities of OMX outside of a takeover offer) in connection with making and consummating a takeover offer for all of the Shares (including by way of a tender offer) and acquiring any Shares tendered or otherwise received in connection therewith following announcement by a third party of an Acquisition Proposal, or an intention to make an Acquisition Proposal, with respect to OMX (with all references in the definition of “Acquisition Proposal” to 20% deemed to be references to “two-thirds”).

8	GOVERNANCE

8.1	Corporate Name

The Parties agree that after Closing, the corporate name of Nasdaq shall be changed to The NASDAQ OMX Group, Inc. (“Nasdaq OMX Group”). Nasdaq shall seek approval at the Nasdaq Shareholders’ Meeting of an amendment to its certificate of incorporation to approve such change of name. If for any reason such change is not approved, Nasdaq shall take such actions as shall be reasonably requested by OMX to ensure that after the Closing Nasdaq trades under the name “Nasdaq OMX Group.”

8.2	Board of Directors of Nasdaq

8.2.1	As of the Closing, the Nasdaq Board will consist of fifteen directors, comprised of nine individuals from (or nominated by) the Nasdaq Board as of immediately prior to the Closing, Nasdaq’s CEO and five individuals from (or proposed for nomination by) the OMX Board as of immediately prior to the Closing. With respect to the individuals from (or proposed for nomination by) the OMX Board, such individuals must be reasonably acceptable to Nasdaq and four of such individuals must be “independent” for purposes of Nasdaq’s director independence standards.

8.2.2	The Chairman of Nasdaq OMX Group shall represent the global span of the merged Nasdaq and OMX. The Parties shall utilize Nasdaq’s recruitment tool “BoardRecruiting.com” and a well-reputed search firm to identify internal and external candidates; provided, that it is the Parties’ belief that the appropriate size of the Nasdaq Board is 15 directors. OMX and Nasdaq shall each have the right to nominate candidates for Chairman.

8.2.3	The Deputy Chairman of the Board of Directors of Nasdaq shall for the two years following Closing be one of the five individuals from (or proposed for nomination by) the OMX Board as of immediately prior to the Closing contemplated by Section 8.2.1. Nasdaq shall use its reasonable best efforts to comply with the foregoing for a two-year period following the Closing, such efforts to include procuring an appropriate amendment to the by-laws to provide for such two-year term of such individual as Deputy Chairman.

8.2.4	As of the Closing, OMX may elect to have one-third of the members of each Committee of the Nasdaq Board be selected from the directors selected from (or proposed for nomination by) the OMX Board as contemplated by Section 8.2.1, subject to applicable law, regulation or stock exchange listing standard.

8.2.5	Nasdaq shall take such action as shall be necessary to ensure that, as of the Closing, three individuals nominated by OMX shall become members of the Nominating Committee of Nasdaq.

8.2.6	The composition of the local Board of OMX Exchanges Ltd. will remain unchanged following Closing. The Parties do not anticipate any changes to the governance of Nasdaq Exchange as of Closing.

8.3	Senior Management of Nasdaq

8.3.1	The Chief Executive Officer of Nasdaq as of the Closing shall be the Chief Executive Officer of Nasdaq as of immediately prior to the Closing.

8.3.2	The President of Nasdaq as of the Closing shall be the Chief Executive Officer of OMX as of immediately prior to the Closing.

8.4	OMX Employee Equity

OMX shall take such action as necessary, including using reasonable efforts to obtain any consent that may be required from any holder of any option to purchase Shares (an “Option”), such that, immediately prior to the Closing, (x) each Option granted under OMX’s Global Employee Stock Option Program for the 2000, 2001 and 2002 that is outstanding and unexercised immediately prior to the Closing shall vest and be exercisable immediately prior to the Closing and (y) any Option that has not been exercised on or prior to the Closing shall be canceled as of the Closing, and Nasdaq shall, on the later of January 31, 2008 and 30 days after Closing, and subject to the option holder not having been terminated for cause or having voluntarily terminated his or her employment with the Nasdaq OMX Group prior thereto, pay the holder thereof, in consideration for such cancellation, an amount in cash, without interest and less withholdings specified under “Consideration Per Share Under Option” for the applicable program year:

Grant Date	Consideration Per Share Under Option	Number of Outstanding Options
June 2000	SEK 0	415,736
June 2001	SEK 33	329,121
July 2002	SEK 137	172,931

Each holder of a Share purchased as a result of the exercise of any Option prior to Closing shall be entitled to elect to receive the same consideration as offered to any holder of a Share.

The OMX Board shall take all such actions necessary under OMX’s Share Match Plan 2006 (“2006 Plan”) and Share Match Plan 2007 (“2007 Plan”) such that each Share subject to vesting or other lapse restrictions pursuant to the 2006 Plan or the 2007 Plan (collectively, “Restricted Shares”) immediately prior to the Closing shall vest and become free of restrictions as of the Closing and become entitled, subject to the terms of this Section 8.4, in respect of each individual Share to receive an amount of cash equal to the Cash Consideration (as defined in the Offer Announcement) for (A) 3.75 Shares in respect of each Restricted Share under the 2006 Plan and (B) the number of Restricted Shares subject to each award granted under the 2007 Plan that equals the maximum number of Invested Shares (as such term is used in the 2007 Plan) each holder was entitled to purchase in accordance with the current terms of the 2007 Plan. Subject to the option holder not having been terminated for cause or having voluntarily terminated his or her employment with Nasdaq OMX Group prior thereto, the holder shall receive such equivalent Cash Consideration amount on the later of January 31, 2008 and 30 days after Closing. The Cash Consideration with respect to any Restricted Shares with respect to which all of the foregoing conditions are not satisfied will be deemed forfeited as of the Closing and will not be paid to such Restricted Share holder.

8.5	Organization Post Closing

Nasdaq and OMX shall prior to issuing and filing the Offer Document agree on the organization and senior management positions for the Nasdaq OMX group.

9	SECONDARY LISTING OF NASDAQ SHARES

The Parties agree that after Closing, Nasdaq shall apply for a secondary listing on the OMX Nordic Exchange.

10	ADDITIONAL COVENANTS

10.1	Reasonable Best Efforts

The Parties shall cooperate with each other and use, and shall cause their Affiliates to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable on its part under this Agreement and applicable law and stock exchange regulation, including, but not limited to, the Takeover Rules, to consummate and make effective the Offer and the transaction contemplated by this Agreement as soon as practicable. Without limiting the generality of the foregoing, neither Party shall take any action to the extent such action would reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer.

10.2	Indemnification; Directors’ and officers’ insurance

From and after the Closing, Nasdaq shall (i) indemnify and hold harmless, and provide advancement of expenses to (subject to (a) repayment if indemnification is not required under this provision and (b) a written undertaking by each person covered under this provision to provide such repayment), all current directors and senior officers of OMX to the fullest extent permitted by law in each case for acts or omissions occurring at or prior to the Closing in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby (but in no case for acts or omissions resulting from gross negligence or willful misconduct), and (ii) for a period of six (6) years from the Closing, Nasdaq shall, at its sole option, either (x) (a) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by OMX or (b) substitute therefore third-party policies of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous in the aggregate than the current policies or (y) purchase a “tail policy” of at least the same coverage and amounts containing terms and conditions that are not materially less advantageous in the aggregate than the current policies, in each case with respect to matters arising on or before the Closing; provided, however, that after the Closing, Nasdaq shall not be required to pay in respect of any one policy year more than 200% of the last annual premium paid by OMX prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for 200% of such last annual premium; and further provided that if Nasdaq elects to purchase a “tail policy” and the same coverage costs more than 200% of such last annual premium, Nasdaq shall purchase the maximum amount of coverage that can be obtained for 200% of such last annual premium. This Section 10.2 is intended to benefit, and shall be enforceable by, each current director and senior officer of OMX. This Section 10.2 shall apply only to the extent permissible under applicable laws, stock exchange regulations and the Takeover Rules.

10.3	Information

Each of Nasdaq and OMX shall promptly notify the other Party orally and in writing of the occurrence or existence of any circumstance or event which may affect the satisfaction of any of the Offer Conditions or which may otherwise affect the consummation of the Offer and the transaction contemplated by this Agreement.

10.4	Public Announcements

Neither Nasdaq, OMX nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Offer, this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (such consent not to be unreasonably withheld), except (a) as may be required by applicable law or stock exchange regulation, including, but not limited to, the Takeover Rules, in which case reasonable efforts to consult between the Parties is required to the extent practicable, or (b) in the ordinary course in connection with the investor relations practices of Nasdaq or OMX.

10.5	Financing

In each case to the extent permitted by applicable law and at Nasdaq’s expense, OMX and its subsidiaries shall use reasonable best efforts, and shall use reasonable best efforts to cause each of their Representatives, to assist and cooperate with Nasdaq in connection with their efforts to obtain the proceeds of any financing that Nasdaq seeks in connection with the Offer, including (i) causing appropriate Representatives to be available on reasonable advance notice to meet and cooperate with prospective lenders, investors and rating agencies, (ii) assisting with the preparation of materials required for the financing of the Offer (including those required by the SEC), (iii) causing its independent accountants to provide reasonable assistance to Nasdaq, including providing consent to Nasdaq to use their audit reports and any reviews of interim period financial statements and to provide any necessary “comfort letters,” (iv) using reasonable efforts to cause its attorneys to provide reasonable assistance to Nasdaq, including to provide any necessary and customary legal opinions, (v) requesting any necessary rating agencies’ confirmations or approvals and (vi) executing and delivering any other requested certificates or documents. OMX shall provide to Nasdaq (a) within 90 days after the most recent fiscal year-end, the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of OMX and (b) as soon as reasonably possible, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of OMX for each fiscal quarter of the then current fiscal year ending more than 60 days prior to the Closing, in both cases in accordance with IFRS.

10.6	Compliance with applicable law and regulation

Each of Nasdaq and OMX undertakes to comply with applicable law and stock exchange regulation, including, but not limited to, the Takeover Act, the Takeover Rules, the Securities Council’s rulings regarding interpretation and application of the Takeover Rules, the Securities Act and the Exchange Act.

11	TERMINATION

11.1	This Agreement may be terminated:

11.1.1	by mutual written consent of both Parties;

11.1.2	by either OMX or Nasdaq if the Offer lapses or is withdrawn; or

11.1.3	by either OMX or Nasdaq if the Declaration of Unconditionality has not occurred by February 29, 2008.

11.2	This Agreement shall automatically terminate if the OMX Board Recommendation or if, prior to the Required Nasdaq Vote, the Nasdaq Board Recommendation is withdrawn in accordance with Section 2.3 or 4.2, as applicable.

11.3	In the event of the termination of this Agreement under Sections 11.1 or 11.2, this Agreement shall be of no further force or effect, provided, however that (i) Sections 7, 11.3, 12, and 20 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any warranty, covenant or other provision in this Agreement.

12	COSTS

12.1	Except as provided in Sections 12.2 and 12.3 below, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated thereby (including actual costs from outside advisors to the Parties but excluding internal management time and effort) (the “Offer Expenses”) shall be paid by the Party incurring such Offer Expenses, whether or not the Offer is consummated.

12.2	Notwithstanding Section 12.1, if OMX is in breach (other than in immaterial respects) of this Agreement, then OMX shall reimburse Nasdaq for its Offer Expenses up to a maximum amount of USD fifteen (15) million.

12.3	Notwithstanding Section 12.1, if Nasdaq is in breach (other than in immaterial respects) of this Agreement, then Nasdaq shall reimburse OMX for its Offer Expenses up to a maximum amount of USD fifteen (15) million.

13	ENTIRE AGREEMENT

Each of the Parties to this Agreement confirms that this Agreement represents the entire understanding and constitutes the whole agreement between the Parties in relation to its subject matter and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any Representative of either of the Parties, except the Confidentiality Agreement between the Parties, dated March 12, 2007, as amended.

14	AMENDMENTS AND WAIVERS

This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision, term or condition of this Agreement shall be binding on the Parties, unless it is made in writing.

15	NOTICES

15.1	All notices and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been received by a Party when: (i) delivered by post, unless actually received earlier, on the third business day after posting, if posted with inland mail, or the fifth Business Day, if posted with international mail; or (ii) delivered by hand, on the day of delivery.

15.2	All such notices and communications shall be addressed to the Parties’ respective addresses set out in the Introductory section of this Agreement, or to such other addresses as may be given by written notice in accordance with this Section.

16	ASSIGNMENTS

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by any of the Parties without the prior written consent of the other Party.

17	INTERPRETATION

The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

18	NO THIRD PARTY BENEFICIARIES

Except as otherwise provided in Sections 8.4 and 10.2, this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder.

19	PARTIAL INVALIDITY

If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Parties shall amend this Agreement as shall be necessary to give effect to the spirit of this Agreement so far as possible. If the Parties fail to amend this Agreement, the provision which is void, invalid or unenforceable, shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

20	GOVERNING LAW AND DISPUTES

20.1	This Agreement shall be governed by and construed in accordance with the laws of Sweden.

20.2	Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity of the Agreement, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

20.3	The place of arbitration shall be Stockholm, Sweden.

20.4	The language to be used in the arbitral proceedings shall be English.

20.5	The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of all Parties hereto.

20.6	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

This Agreement has been duly executed in two (2) original copies, of which each of the Parties has taken one (1) copy.

Friday May 25, 2007

THE NASDAQ STOCK MARKET, INC.	OMX AB

/s/ Robert Greifeld	/s/ Magnus Böcker
Robert Greifeld	Magnus Böcker

President and Chief Executive Officer	President and Chief Executive Officer

/s/ Kristine Schauman
Kristine Schauman

Chief Financial Officer

Appendix 1.1

NOT FOR RELEASE, DISTRIBUTION OR PUBLICATION INTO OR IN AUSTRALIA, CANADA, JAPAN OR THE REPUBLIC OF SOUTH AFRICA

Part I—Summary

Joint Press Release, 25 May, 2007

NASDAQ AND OMX TO COMBINE

The Leading Innovators in the Exchange Industry to Create the

World’s Premier Exchange and Technology Company

Combination Recommended by both OMX and NASDAQ Boards and

Supported by Key OMX and NASDAQ Shareholders

The boards of directors of The NASDAQ Stock Market, Inc. (“NASDAQ”) and OMX AB (publ) (“OMX”) jointly announce that they have entered into an agreement (the “Transaction Agreement”) to combine the two companies (the “Combination” or the “Transaction”), creating the world’s premier exchange and technology company. The Combination will create the largest global network of exchanges and exchange customers linked by technology. The Combination will provide significant benefits for customers, shareholders and other stakeholders in both companies.

The new group, to be called The NASDAQ OMX Group (the “Combined Group”), brings together two companies with a common culture and vision of innovation, competitiveness and pioneering technological expertise. NASDAQ OMX Group combines two highly complementary businesses, uniting NASDAQ’s leading global brand, highly efficient electronic trading platform and track record of customer focused innovation with OMX’s global technology services platform and customer base, efficient Nordic Exchange, derivatives capabilities and track record of successful cross-border exchange integrations.

The Combination will be effected through a cash and stock tender offer (the “Offer”) by NASDAQ for all outstanding shares in OMX. The consideration offered is equivalent to 0.502 new NASDAQ shares plus SEK94.3 in cash for each OMX share. Based on NASDAQ’s closing price on 23 May, 2007, the Offer values OMX at SEK208.1 per share1, equivalent to SEK25.1 billion ($3.7 billion) and represents a premium of 19 percent to the closing price of SEK174.5 per OMX share on 23 May, 2007, the last full trading day prior to the announcement of the Offer

1 Based on NASDAQ’s closing share price of $33.19 on 23 May, 2007, the last full trading day prior to the announcement of the Offer, and a SEK/$ exchange rate of 6.83 and a premium of 25 percent to the volume weighted average price of SEK165.9 per OMX share over the 20 trading days up to and including 23 May, 2007.

Robert Greifeld, Chief Executive Officer of NASDAQ, commented:

“The future of exchanges is about technology, flexibility and scale. NASDAQ and OMX together deliver all of these benefits. Our technology leadership and track record in linking trading platforms means we will offer issuers and investors unique benefits which were not available in one company until now. This combination provides our organizations with the ability to grow and accelerate the global flow of equity capital. At the same time, it provides us with an excellent platform for further expansion into derivatives and other asset classes. Our organizations bring together very complementary businesses, and we see many new opportunities for growth in an era of unprecedented change and development for exchanges.”

Magnus Böcker, Chief Executive Officer of OMX, commented:

“This combination creates a new leader in the exchange industry. By utilizing the combined entities’ joint expertise and competencies we will create an outstanding platform for future growth. Issuers, members, information vendors and investors on both NASDAQ and OMX Nordic Exchange will all benefit from its new global context. The combination also provides benefits for OMX’s global technology customer base, as it enables an increased focus on research and product development in the most important and fastest growing areas of the exchange technology market.”

H. Furlong Baldwin, Chairman of NASDAQ, commented:

“We are each coming at this combination from a position of strength. At NASDAQ, we are privileged to be partnering with such a reputable institution as the OMX.”

Urban Bäckström, Chairman of OMX, commented:

“For OMX, as a company that has always been known for its innovative and ground-breaking approach within the exchange industry, this is the natural next step. This will also strengthen the Nordic region as a financial center.”

The Combined Group will have 2,349 employees in 22 countries with pro forma revenues for the financial year 2006 of more than $1.2 billion (SEK8.3 billion). The relative values of the companies under the terms of the Offer and based on NASDAQ’s closing share price as of 23 May, 2007 are 58 percent NASDAQ and 42 percent OMX. The pro forma market capitalization of The NASDAQ OMX Group will be approximately $7.1 billion (SEK48.6 billion)2, of which NASDAQ shareholders will own approximately 72 percent and OMX shareholders will hold approximately 28 percent as a result of the cash component of the Offer.3

The Combined Group will be governed by representatives from both NASDAQ and OMX under the leadership of Robert Greifeld, who will serve as Chief Executive Officer and Magnus

[2]	Based on NASDAQ’s closing price of $33.19 as of 23 May, 2007 and approximately 60.6 million new NASDAQ shares issued in the Offer assuming full subscription of the Offer by OMX shareholders

3 Pro forma ownership assumes full subscription of the Offer

Böcker, who will serve as President. The board of directors of the Combined Group will consist of 15 members, including nine representatives from NASDAQ, five representatives from OMX and the Chief Executive Officer of the Combined Group. The NASDAQ OMX share will be listed on NASDAQ and on OMX Nordic Exchange.

The Combination is unanimously recommended by the boards of directors of each of OMX and NASDAQ. Investor AB, Nordea Bank AB and Magnus Böcker, together representing approximately 16.6 percent of OMX’s current issued ordinary share capital, have entered into irrevocable undertakings to accept the Offer and, if a mix and match facility is included in the Offer, depending on the structure and the terms of the facility, they will elect to receive all shares, subject to proration. Olof Stenhammar & Company, representing approximately 1.6 percent of OMX’s current issued ordinary share capital, has expressed its support for the Combination and its intention to become a long term shareholder in the Combined Group. In addition, Hellman & Friedman, Silver Lake Partners, and Robert Greifeld have each agreed to vote their shares in favor of certain matters related to the Offer at the related NASDAQ shareholders’ meeting, subject to the terms of NASDAQ’s certificate of incorporation.

The Combination will create:

•

PREMIER GLOBAL EXCHANGE COMPANY: NASDAQ is the premier US equities exchange, handling more shares and listing more companies than any other US exchange. NASDAQ’s open and innovative market platform is the first choice for issuers as well as investors. OMX Nordic Exchange is a highly integrated, efficient equities and derivatives market for leading European companies. Together, the NASDAQ and OMX exchanges will process an average daily volume of 7.4 million trades, representing a value of approximately $61 billion (SEK418 billion). The NASDAQ and OMX exchanges will have approximately 4,000 companies listed from 39 countries with an aggregate market capitalization of approximately $5.5 trillion (SEK37.6 trillion);

•

WORLD EXCHANGE TECHNOLOGY LEADER: OMX has been a pioneer in creating a truly integrated cross-border stock market. OMX also has created a world-renowned technology customer base of equity, debt, and derivatives exchanges with 60 clients in 50 countries worldwide, including Hong Kong, Singapore, Australia, and the US. NASDAQ pioneered electronic trading, and has continued to innovate over the last thirty years and now has the fastest, most efficient trading platform in the US. Together, the Combined Group will provide the technology for the world’s increasingly competitive and demanding capital markets;

•

INCREASED VISIBILITY AND ACCESS TO THE GLOBAL INVESTMENT MARKETPLACE FOR ISSUERS: Issuers will be associated with an innovative, future-focused company with blue-chip peers in all industry sectors. Listed companies will have access to a broad base of investors and deep pools of liquidity;

•

A HIGHLY COMPETITIVE DERIVATIVES MARKET OFFERING: OMX Nordic Exchange is Europe’s third largest marketplace for trading and clearing equity-related derivatives. OMX’s Nordic distribution network is extended through an international network of links to cooperating exchanges and clearinghouses. OMX’s technology solutions are also being used by other leading derivatives exchanges around the world and will be a key asset in the Combined Group’s opportunities to capture the high growth in derivatives trading globally;

•	ENHANCED STRATEGIC OPPORTUNITIES: The Combined Group will be the partner of choice for future cooperation and consolidation opportunities and have increased financial and managerial resources. The combined entity will be well positioned to drive organic growth and to continue to take a proactive role in sector consolidation, in Europe, emerging markets, the Americas and Asia; and

•

SIGNIFICANT SYNERGY POTENTIAL: Both parties believe the Combination will create substantial value for shareholders, with total pre-tax annual synergies estimated at $150 million (SEK1,025 million). Of this amount, $100 million (SEK683 million) constitutes estimated cost synergies and $50 million (SEK342 million) estimated revenue synergies. Cost synergies will be realized through the rationalization of IT systems and data centres, rationalization of non-IT functions, and reduced capital and procurement expenditure. Revenue synergies will be achieved through the creation of deeper liquidity pools, increased cross-border trading, increased international listings, packaged data products and enhanced technology sales.

The Combination is expected to create substantial value for shareholders and to be accretive to earnings per share in 2009.

This summary should be read in conjunction with the text of the attached full announcement.

A joint press and analyst conference regarding the Offer and Combination of NASDAQ and OMX will be held today at 10.00am CET at OMX Headquarters, Tullvaktsvägen 15, Stockholm. If you are unable to attend the meeting in person, you can listen via:

Sweden: +46(0)850520270

UK: +44(0)2088179301

US: +1 7183541226

The presentation will also be webcast and can be found on www.omxgroup.com and on www.nasdaq.com

In addition NASDAQ and OMX will host a second conference call for the benefit of US based analysts and investors, to be held at 8.00am EDT:

Title: NASDAQ Conference Call

Domestic dial-in: 866-765-6327

International dial-in: +1 913-312-6621

And at 9.00am EDT, there will be a press call:

Title: NASDAQ Conference Call

Domestic dial-in: 800 810-0924

International Q&A: +1 913 981-4900

A presentation on the Combination will be available today on NASDAQ’s (www.nasdaq.com) and OMX’s (www.omxgroup.com) websites.

For further information please contact:

OMX Contacts

Jonas Rodny, Senior Communications Manager

+46 8 405 72 67

jonas.rodny@omxgroup.com

Heidi Wendt, Vice President, Corporate Communications

+46 8 405 72 93

heidi.wendt@omxgroup.com

NASDAQ Contacts

Bethany Sherman, Senior Vice President, Corporate Communications

+1 212 401 8714

+1 917 836 1724

bethany.sherman@nasdaq.com

Vince Palmiere, Vice President, Investor Relations

+1 212-401-8742

vincent.palmiere@nasdaq.com

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this filing contains forward-looking statements, which involve a number of risks and uncertainties. OMX and NASDAQ caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the Offer, the proposed business combination transaction involving NASDAQ and OMX, including estimated revenue and cost synergies, the Combined Group’s plans, objectives, expectations and intentions and other statements that are not historical facts. Additional risks and factors are identified in NASDAQ’s filings with the U.S. Securities Exchange Commission (the “SEC”), including its Report on Form 10-K for the fiscal year ending December 31, 2006 which is available on NASDAQ’s website at http://www.NASDAQ.com and the SEC’s website at SEC’s website at www.sec.gov. and in OMX’s filings with the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”) including its annual report for 2006, which is available on OMX’s website at http://www.omxgroup.com. The parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Notice to OMX shareholders

While the Offer is being made to all holders of OMX shares, this document does not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of OMX or an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of NASDAQ in any jurisdiction in which the making of the Offer or the acceptance of any tender of shares therein would not be made in compliance with the laws of such jurisdiction. In particular, the Offer is not being made, directly or indirectly, in or into Australia, Canada, Japan or South Africa. While NASDAQ reserves the right to make the Offer in or into the United Kingdom or any other jurisdiction pursuant to applicable exceptions or following appropriate filings and prospectus or equivalent document publication by NASDAQ in such jurisdictions, pending such filings or publications and in the absence of any such exception the Offer is not made in any such jurisdiction.

Additional Information about this Transaction

In connection with the proposed business combination transaction, OMX and NASDAQ expect that NASDAQ will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of NASDAQ that also constitutes a prospectus of NASDAQ. Investors and security holders are urged to read the proxy statement/prospectus and any amendments and other applicable documents regarding the proposed business combination transaction if and when they become available because they will contain important information. You may obtain a free copy of those documents (if and when available) and other related documents filed by NASDAQ with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus (if and when it becomes available) and the other documents may also be obtained for free by accessing NASDAQ’s website at http://www.nasdaq.com and OMX’s website at http://www.omxgroup.com.

NASDAQ and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NASDAQ stockholders in respect of the transactions described in this communication. You can find information about NASDAQ’s executive officers and directors in NASDAQ’s definitive proxy statement filed with the SEC on April 20, 2007. You can obtain free copies of these documents and of the proxy statement prospectus (when it becomes available) from NASDAQ by accessing its website at http://www.nasdaq.com. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Part II – Full Announcement

The boards of directors of The NASDAQ Stock Market, Inc. and OMX AB (publ) hereby jointly announce that they have entered into a Transaction Agreement to combine the two companies, creating the world’s premier exchange and technology company. The Combination will be effected through a cash and stock tender offer by NASDAQ for all outstanding shares in OMX.

1. Background to and Reasons for the Offer and the Combination between NASDAQ and OMX

The exchange industry is undergoing a period of unprecedented change. These changes emanate from every aspect of our businesses, including an increasingly competitive environment, significant opportunities stemming from regulatory change, and the continued globalization of the investment industry. NASDAQ and OMX each have the strategic vision to be at the forefront of these changes, with a culture of innovation and flexibility, and the ambition to be an agile and global force in the rapidly growing and developing exchange industry.

Each of NASDAQ and OMX is an innovator of electronic trading with technology as the foundation of their businesses. The Combination brings together two companies with a common culture and vision of innovation, competitiveness and pioneering technological expertise. The NASDAQ OMX Group combines two highly complementary businesses, uniting NASDAQ’s leading global brand, highly efficient electronic trading platform and track record of customer focused innovation with OMX’s global technology services platform and customer base, efficient Nordic Exchange, multi-asset class capabilities and track record of successful cross-border exchange integrations.

NASDAQ and OMX have been drivers of competition in the exchange industry. NASDAQ has experienced 25 percent growth in matched trading volume across all US equities in the past year as regulatory developments have resulted in an increase in client demand for fast, efficient electronic trading. OMX has experienced 38 percent average annual growth in trading volumes in its cash markets business over the past three years, has substantially increased its market share in globally listed shares such as Nokia and Ericsson, and is providing technology platforms to new players in established markets. The Combination will leverage NASDAQ’s and OMX’s experiences to capitalize on new opportunities in the increasingly competitive exchange trading sector.

The Combined Group is expected to be the partner of choice for future cooperation and consolidation opportunities with increased financial and managerial resources. The Combined Group will be well positioned to drive organic growth and to continue to take a proactive role in sector consolidation, in Europe, emerging markets, the Americas and Asia.

OMX has been a pioneer in creating a truly integrated cross-border stock market. OMX has also created a world-renowned technology customer base of equities, debt, and derivatives exchanges with 60 clients in 50 countries worldwide, including Hong Kong, Singapore, Australia, and the US. NASDAQ pioneered electronic trading, and has continued to innovate over the last thirty years and now has the fastest, most efficient trading platform in the US. Together, we will provide the technology for the world’s increasingly competitive and demanding capital markets. In addition, each company has a proven track record of participation in industry consolidation with successful integration of exchanges and trading platforms resulting in strong revenue and cost synergies.

This compelling Combination forms:

•	The premier global exchange company:

•

Together, NASDAQ and OMX will have an average daily trading volume of 7.4 million trades, representing a value of approximately $61 billion (SEK418 billion). NASDAQ and OMX will have approximately 4,000 listed companies from 39 countries with an aggregate market capitalization of approximately $5.5 trillion (SEK37.6 trillion);

•

The Combined Group will have many of the world’s largest companies listed on its marketplaces, with a leading market share of listings in the technology, software, telecommunication and pulp and paper industries worldwide. Issuers will be associated with an innovative, future-focused company with blue-chip peers in all industry sectors. Listed companies will have access to a broad base of investors and deep pools of liquidity; and

•	The combined liquidity pools, advanced speed of execution and integrated cross-border trading capabilities will provide issuers with increased visibility and access to global equity capital.

•	The world-leading provider of exchange technology:

•

OMX has been a pioneer in creating a truly integrated cross-border stock market. OMX also has created a world-renowned technology customer base of equity, debt and derivatives exchanges with 60 clients in 50 countries worldwide, including Hong Kong, Singapore, Australia, and the US. NASDAQ pioneered electronic trading, and has continued to innovate over the last thirty years and now has the fastest, most efficient trading platform in the US. Together, NASDAQ and OMX will provide the technology for the world’s increasingly competitive and demanding capital markets;

•

OMX’s extensive experience and expertise in providing state-of-the-art exchange technology worldwide to a sophisticated and global customer base, matched with NASDAQ’s technology excellence and global brand and advanced services and support for innovative growth companies provides a powerful opportunity to grow and enhance the combined technology business; and

•

NASDAQ and OMX believe their focus on technology leadership and the combination of their expertise and brands will generate growth opportunities and additional sales of technology and related services globally.

•	A highly competitive derivatives market offering:

•

The OMX Nordic Exchange is Europe’s third largest marketplace for trading and clearing equity-related derivatives with an annual trading volume of approximately 140 million equity related derivatives contracts. OMX’s Nordic distribution network is extended through an international network of links to cooperating exchanges and clearinghouses; and

•

OMX’s technology solutions are also being used by other leading derivatives exchanges around the world and will be a key asset in the combined group’s opportunities to capture the high growth in derivatives trading globally.

•	Enhanced data business with richer content and improved, global distribution:

•

The Combined Group will leverage the strength of each organization’s distribution capabilities to broaden the customer base for NASDAQ’s and OMX’s existing data products and to provide enhanced data tailored with value-added services to market participants;

•	Through NASDAQ’s distribution network of over 250 data vendors and OMX’s over 100 data vendors, the Combined Group will be able to enhance its global market transparency; and

•

The market data generated by the Combined Group will lever its product expertise and develop innovative data products and combined indices incorporating global complementary NASDAQ and OMX stocks and derivatives.

•	Enhanced strategic opportunities:

•

The Combined Group will be the partner of choice for future cooperation and consolidation opportunities with increased financial and managerial resources. The combined entity will be well positioned to drive organic growth and to continue to take a proactive role in sector consolidation, in Europe, emerging markets, the Americas and Asia; and

•	Both NASDAQ and OMX will benefit from increased geographic, product and sectoral diversification and each will benefit from the other’s strategic holdings in the industry.

•	Significant synergy potential:

•

Both parties believe the Combination will create substantial value for shareholders, with total pre-tax annual synergies estimated at $150 million (SEK1,025 million). Of this amount, $100 million (SEK683 million) constitutes estimated cost synergies and $50 million (SEK342 million) estimated revenue synergies;

•	Cost synergies will be realized through the rationalization of IT systems and data centres, rationalization of non-IT functions, and reduced capital and procurement expenditure; and

•

Revenue synergies will be achieved through the creation of deeper liquidity pools, increased cross-border trading, increased international listings, packaged data products and enhanced technology sales.

•	Total pre-tax restructuring and revenue investment costs are estimated at $150 million (SEK1,025 million) which will be incurred in the two years following completion of the Transaction.

Please see section 3 below for more information on synergies.

In summary, NASDAQ and OMX believe the Combined Group will create the world’s premier global exchange technology company.

2. Benefits to Customers and Other Stakeholders

Both NASDAQ and OMX support the view that capital markets growth and development are promoted by transparent and efficient trading and technology development. This is achieved through close cooperation and collaboration between exchanges, issuers, members, investors and regulators. The efficiencies resulting from the Combination will be reflected in greater liquidity, reduced costs of trading, lower fees for members and investors and lower cost of capital for issuers. NASDAQ and OMX each have a track record of reducing operational costs while simultaneously improving customer service.

Investors and members will benefit from deeper pools of liquidity and higher trading volumes, a common IT infrastructure and interface for both exchange companies, access to more products and positive portfolio diversification.

Issuers will benefit from increased visibility and direct access to the largest investor base in the world. Increased trading activity and liquidity is also expected to reduce the cost of capital for issuers.

Technology customers will continue to benefit from the market insight the Combined Group derives from its direct participation in capital markets. Combined expertise will accelerate the development of the next generation of exchange technology at a time when investors and members are increasingly demanding multi-asset class trading platforms.

Data providers and vendors will receive richer content and improved global distribution. The market data will allow NASDAQ OMX to leverage its product expertise and develop a range of combined indices incorporating complementary stocks and derivatives from existing indices.

The Combination also provides a unique opportunity for the Nordic markets by placing them at the heart of the rapid consolidation of the exchange sector and becoming a key component of a world-leading company in the exchange industry. The OMX regulatory model will be unaffected by the Combination and the Combined Group will be well-positioned as an attractive partner with the capacity to compete effectively with other exchanges and continue consolidation across Europe and globally.

3. Benefits to Shareholders

NASDAQ and OMX have significant experience in integrating exchanges domestically and cross-border and delivering synergies. The Combination is expected to create significant value for both companies’ shareholders through the realisation of pre-tax annual cost and revenue synergies of approximately $150 million (SEK1,025 million) from 2010. Annual pre-tax cost synergies are estimated at approximately $100 million (SEK683 million) in 2010. The Combination is expected to be accretive to earnings per share in 2009.

Based on their successful integration track records, NASDAQ and OMX believe that they will deliver the following cost synergies:

•	IT synergies of $66 million (SEK451 million)

•	Integration of systems and platforms, merging the US operations of the two companies, and leveraging the Genium platform

•	Non-IT synergies of $34 million (SEK232 million)

•	Rationalization of overlapping functions, services, premises, and reduction of capital and procurement expenditures

Both OMX and NASDAQ have established track records of delivering increased revenues through their acquisitions of other exchanges and trading platforms and valued-added service providers. Identified pre-tax annual revenue synergies are expected to amount to $50 million (SEK342 million) achieved over three years.

•	Trading and Information Services

•	Increase in cross-border trading, cross-selling of data and new products and facilitation of cross membership

•	Issuer Services

•

Attract new domestic and international listings as a result of the Combined Group’s enhanced value proposition including brand, sector strengths and global reach. Introduce NASDAQ’s issuer products and services to OMX issuer customers

Non-recurring pre-tax costs to achieve these synergies are expected to be $150 million (SEK1,025 million), which would be incurred in the two years following completion of the Transaction.

4. Company Structure and Branding

The Combined Group will be structured as a US holding company, named The NASDAQ OMX Group Inc., the shares of which will be listed on NASDAQ and on OMX Nordic Exchange.

The Combined Group’s headquarters will be located in New York, which will also be the centre of operations for the group’s US cash trading business. The Combined Group’s technology business and Nordic trading business will continue to be managed as today. The Combined Group will establish a new London presence to capitalize on international growth opportunities.

The name and branding of the existing local exchanges within the Combined Group will remain unchanged.

5. Governance and Management

The board of directors of the Combined Group will consist of 15 members, including nine representatives from NASDAQ, five representatives from OMX and the Chief Executive Officer of the Combined Group. The Chairman will be elected by the board of directors of the Combined Group. The Deputy Chairman will be designated by OMX.

It is proposed that Robert Greifeld, currently President and Chief Executive Officer of NASDAQ, will serve as Chief Executive Officer of the Combined Group. It is proposed that Magnus Böcker, currently President and Chief Executive Officer of OMX, will become President of the Combined Group.

The Combined Group will have a balanced management team and organization reflecting the experience, expertise and activities that each party brings to the Combination.

6. Employees

OMX and NASDAQ each operate strong exchange companies which are recognized as being among the best for employees in the market. Following the proposed Transaction, the Combined Group’s strategy will be to grow volume and broaden its customer base, combining the strengths of both companies. In this context, the proposed Transaction will create enhanced career opportunities for employees of the Combined Group. All existing contracts will be honored.

Separately from the Offer, NASDAQ and OMX will offer participants of OMX’s existing stock option plans and share match plans fair treatment in respect of their entitlements under the respective plans.

7. Regulatory Issues

The Combination of NASDAQ and OMX will require consent or approval from relevant financial supervisory authorities and competition authorities.

Each of the Combined Group’s markets will continue to be regulated in accordance with local requirements. Specifically, OMX’s markets will continue to be regulated by their existing regulators, and the SEC will continue to regulate NASDAQ’s US markets only. The Sarbanes-Oxley Act will continue to be exclusively applicable to companies registered in the US.

8. Dividend Policy

The dividend policy of the Combined Group will be determined by the board of the Combined Group.

9. Financial Effects of the Offer

The Transaction is expected to create substantial shareholder value and be accretive to earnings per share in 2009.

10. Financing of the Offer

Assuming full acceptance of the Offer, approximately 60.6 million new NASDAQ shares will be issued pursuant to the Offer and the total cash consideration amount payable by NASDAQ to OMX shareholders will be approximately $1.7 billion (SEK11.4 billion).

The Offer will not be subject to any conditions concerning the availability of financing. Bank of America and JPMorgan Chase Bank, N.A. (the “Banks”) have agreed to finance the cash consideration of the Offer pursuant to a commitment letter subject to all parties entering into definitive documentation. However, if definitive documentation is not entered into by the date on which the Offer is launched, the Banks will finance the cash consideration of the Offer by means of an interim loan agreement (the “Interim Loan Agreement”) which provides for committed funds and which is attached as an exhibit to the commitment letter.

Drawdown pursuant to the Interim Loan Agreement is subject to the conditions of the Offer being satisfied or waived (where such waiver requires consents from the Banks in certain cases and under certain circumstances). The additional conditions to drawdown under the Interim Loan Agreement, which NASDAQ and its owners in practice control, are essentially that:

•	NASDAQ and its current subsidiaries execute collateral agreements and guarantees, deliver stock certificates and stock powers and make relevant filings and recordations;

•	NASDAQ issues a promissory note in favor of each Bank evidencing such Bank’s loans;

•	NASDAQ delivers documents evidencing the authority and capacity to enter into the Interim Loan Agreement and pertaining documentation, including legal opinions and certificate of good standing; and

•

NASDAQ is not in breach of certain limited key representations and events of default under the Interim Loan Agreement (including that the documentation is binding and that NASDAQ is not insolvent or lacks relevant authorizations).

11. Key Terms and Conditions of the Offer

11.1 The Offer

The Offer to the OMX shareholders consists of a mixture of cash and new NASDAQ shares as consideration which values each OMX share at SEK208.1 based on the assumptions set out in section 11.2 below. For every 100 OMX shares tendered, each OMX shareholder will receive SEK9,430 in cash and 50.2 new NASDAQ shares, equivalent to 0.502 NASDAQ shares and SEK94.3 in cash per OMX share.

NASDAQ is offering each OMX shareholder: 4

•	In respect of approximately 45.3 percent of the number of OMX shares tendered by such shareholder: SEK208.1 per OMX share in cash (the “Cash Consideration”); and

•

In respect of the remaining approximately 54.7 percent of the number of OMX shares tendered by such shareholder: 0.918 new NASDAQ shares (the “Share Consideration”), equivalent to a value of SEK208.1 per OMX share.

As an alternative, OMX shareholders with 200 or fewer OMX shares are entitled to elect to receive a guaranteed Cash Consideration of SEK208.1 per OMX share.

NASDAQ reserves the right to introduce a mix and match facility which will enable OMX shareholders to elect to tender a higher proportion of their OMX shares in return for the Cash Consideration or to tender a higher proportion of their OMX shares in exchange for the Share Consideration, subject to matching elections by other OMX shareholders. The total number of new NASDAQ shares to be issued under the Offer would not be varied as a result of elections made under such mix and match facility. If NASDAQ introduces a mix and match facility, the details of such facility will be presented in the offer document.

No commission will be charged in respect of settlement of the Offer.

NASDAQ does not own any shares or other financial instruments in OMX.

11.2 Offer Value and Premium

Based on a closing price for NASDAQ shares of $33.19 on NASDAQ on 23 May, 2007 and a SEK/$ exchange rate of 6.83, the Offer value and Offer premium are the following:

•	The Offer values each OMX share at approximately SEK208.1;

•	The Offer values the whole of the issued share capital of OMX at approximately SEK25.1 billion ($3.7 billion);

[4]	The value of the Cash Consideration and Share Consideration based on the assumption set out in 11.2

•	The Offer represents:

•	A premium of 19 percent relative to SEK174.5, the closing price on 23 May, 2007, the last full trading day prior to the announcement of the Offer and a SEK/$ exchange rate of 6.83 on 23 May, 2007; and

•

A premium of 25 percent to the volume weighted average price of SEK165.9 per OMX share over the 20 trading days up to and including 23 May, 2007, the last full trading day prior to the announcement of the Offer.

Assuming full acceptance of the Offer, a maximum amount of approximately SEK11.4 billion ($1.7 billion) in cash is payable and a maximum number of approximately 60.6 million new NASDAQ shares will be issued under the Offer.

11.3 Fractional Entitlements

Fractions of the new NASDAQ shares will not be issued to accepting OMX shareholders. Such fractions will be sold in the market and the net proceeds will be distributed proportionally between the OMX shareholders concerned.

11.4 Completion Conditions of the Offer

Completion of the Offer is conditional upon:

1.	That the Offer is accepted to such an extent that NASDAQ becomes the owner of shares representing more than 90 percent of the outstanding shares of OMX on a fully diluted basis;

2.	That NASDAQ’s shareholders approve the issuance of the new NASDAQ shares in connection with the Offer by the required vote under the applicable laws and NASDAQ exchange rules;

3.	That the new NASDAQ shares to be issued under the Offer are approved for listing on the NASDAQ National Market;

4.	That the recommendation by the board of directors of OMX that OMX shareholders accept the Offer has not been withdrawn;[5]

5.	That NASDAQ’s Registration Statement on Form S-4 in the United States, which will register the new NASDAQ shares, has become effective under the Securities Act of 1933, as amended, and is not the subject of any stop order or proceeding seeking a stop order by the Securities and Exchange Commission;

6.	That all necessary approvals from public authorities or other regulatory bodies, including competition authorities and financial supervisory authorities, in connection with the Offer, its implementation or the acquisition of OMX by NASDAQ, have been obtained on terms reasonably acceptable to NASDAQ, or applicable deadlines or waiting periods in relation thereto have expired or been terminated, and there being

5 The Swedish Securities Council (Sw Aktiemarknadsnämnden) has in the ruling AMN 2007:18 stated completion conditions of this kind are consistent with good stock market practice under certain circumstances. NASDAQ and OMX agree that such circumstances are at hand.

no notice of any intention to revoke, suspend, restrict, impose any conditions in relation to, vary, amend or not renew any authorizations, certificates, licenses, permissions or approvals of OMX or any of its subsidiaries;

7.	That neither the Offer, its implementation nor the acquisition of all outstanding shares in OMX, has been rendered partially or wholly impossible or significantly impeded as a result of legislation, regulation, any decision of court, public authority or other regulatory body, or as a result of other comparable measures beyond NASDAQ’s control in Sweden, the United States or elsewhere;

8.	That no material adverse change in OMX’s financial position or operations has occurred after the announcement of the Offer; such material adverse change that materially adversely affects, or could reasonably be anticipated to have such effect on, OMX’s liquidity, sales, results or equity and which could not have been reasonably known or anticipated by NASDAQ at the time of the announcement of the Offer; provided, however, that the following shall not be considered in determining whether such a material adverse change has occurred: (A) any change or development in economic, business, political or securities markets conditions generally (including any such change or development resulting from acts of war, terrorism or natural disasters), except that any change or development that, relative to other participants in OMX’s industry, disproportionately impacts the liquidity, sales, results or equity of OMX shall be so considered in determining whether a material adverse change has occurred, (B) any change or development to the extent resulting from the execution or announcement of the Offer or the transactions contemplated thereby, or (C) any changes in laws, rules or regulations.

9.	That no information made public by OMX or disclosed by OMX to NASDAQ is materially inaccurate, incomplete or misleading, and that OMX has not failed to make public any material information which should have been made public by it.

NASDAQ reserves the right to withdraw the Offer in the event that it is clear that any of the above conditions is not fulfilled or cannot be fulfilled. However, the Offer may only be withdrawn with reference to the non-fulfillment of the conditions 3-9 above if the non-fulfillment is of material importance for NASDAQ’s acquisition of the Shares in OMX.

NASDAQ reserves the right to waive, in whole or in part, one, several or all of the conditions set out above, including with respect to condition 1 above, to complete the Offer at a lower level of acceptance; provided, however, that any waiver of conditions 1, 3 or 6 shall require the prior written consent of OMX (such consent not to be unreasonably withheld or delayed), except that no waiver of condition 1 shall require such prior written consent of OMX if, when the condition is waived, the Offer is accepted to such an extent that NASDAQ becomes the owner of shares representing at least 67 percent of the outstanding shares of OMX on a fully diluted basis.

11.5 Transaction Agreement between NASDAQ and OMX

NASDAQ and OMX have entered into a Transaction Agreement in connection with the Offer. The Transaction Agreement contains, inter alia, provisions on cooperation in regard of the offer document, the registration statement and filings with the relevant authorities, provisions on corporate governance and organizational issues post closing of the Transaction and provisions on treatment of OMX employees’ option and share match plans. The

Transaction Agreement also contains customary provisions on board recommendations, so called non-solicitation and related provisions. The full Transaction Agreement will be available in the offer document.

11.6 Irrevocable Undertakings from OMX Shareholders

Investor AB, Nordea Bank AB and Magnus Böcker, together representing approximately 16.6 percent of OMX’s current issued ordinary share capital, have entered into irrevocable undertakings to accept the Offer and, if a mix and match election facility is included in the Offer, depending on the structure and the terms of the facility, they will elect to receive all shares, subject to proration. The irrevocable undertakings will or could lapse in certain circumstances including:

•	a third party offer being made for the OMX shares which corresponds to an Offer value in SEK equal to or exceeding SEK220 per OMX Share;

•	the value of the Offer in SEK falls below SEK190 following the date of this announcement;

•	if the Registration Statement on Form S-4 in relation to the Offer is not completed and submitted to the Securities and Exchange Commission on or before 15 August, 2007;

•

if NASDAQ would waive the acceptance level condition and declare the Offer unconditional without the consent from the shareholder making the undertaking, and at the time of such waiver NASDAQ has not reached an acceptance level of 2/3 of the OMX shares (including shares subject to irrevocable undertakings, whether yet delivered for acceptance or not);

•	if the recommendation of the Offer by the board of OMX is withdrawn;

•	if the Offer has not been declared unconditional before 15 December, 2007; or

•

if a material adverse change in NASDAQ’s financial position or operation that could have a material adverse effect on NASDAQ’s financial position, liquidity, sales, results, equity, or stock price becomes known to the shareholder making the undertaking.

11.7 Approval from NASDAQ Shareholders

Hellman & Friedman, Silver Lake Partners, and Robert Greifeld have each agreed to vote their shares in favor of certain matters related to the Offer at the related NASDAQ shareholders’ meeting, subject to the terms of NASDAQ’s certificate of incorporation.

11.8 Board Recommendations

The board of directors of OMX unanimously recommends to OMX shareholders to accept the Offer. The board of directors of OMX has received fairness opinions from Morgan Stanley & Co. Limited (“Morgan Stanley”) and Credit Suisse, concluding that, in their opinion and subject to the qualifications and assumptions set out therein, the Offer consideration is fair from a financial point of view to the shareholders of OMX. The full opinion of the board and the fairness opinions will be included in the offer document.

The board of directors of NASDAQ consider the terms of the Offer to be in the best interests of NASDAQ and the NASDAQ shareholders as a whole, and unanimously recommends that the NASDAQ shareholders vote in favor of the resolutions to be proposed at the shareholders’ meeting of NASDAQ to be held in connection with the Offer.

11.9 Due Diligence

After approval by the board of directors of OMX, NASDAQ has conducted a limited due diligence review of certain business, financial and legal information relating to OMX.

OMX has conducted a limited due diligence review of certain business, financial and legal information relating to NASDAQ.

11.10 Governing Law

The Offer shall be governed by and construed in accordance with the laws of Sweden. The Takeover Rules issued by the Stockholm Stock Exchange and the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules (including its rulings with respect to the Rules on Public Offers for the Acquisition of Shares issued by the Swedish Industry and Commerce Stock Exchange Committee) apply in relation to the Offer. Furthermore, in accordance with the Swedish Takeover Act, NASDAQ has contractually agreed with the Stockholm Stock Exchange to comply with the foregoing and to submit to any sanctions imposed by the Stockholm Stock Exchange upon breach of the Takeover Rules. The courts of Sweden shall have exclusive jurisdiction over any dispute arising out of or in connection with the Offer and the City Court of Stockholm shall be the court of first instance.

12. Listing of and Trading in the NASDAQ OMX share

The NASDAQ OMX share will be listed on NASDAQ and on the OMX Nordic Exchange.

Further details on listing, admission to trading and dealings in the NASDAQ share will be included in the offer document.

13. Compulsory Acquisition and Delisting

In the event that NASDAQ (whether in connection with the Offer or otherwise) obtains more than 90 percent of OMX’s issued share capital on a fully diluted basis, NASDAQ intends to commence a compulsory acquisition procedure under the Swedish Companies Act to acquire all remaining OMX shares. In connection therewith, NASDAQ intends to promote a de-listing of the OMX share from the Stockholm Stock Exchange and the marketplaces where there is a secondary listing of the OMX share.

14. Indicative Timetable

An offer document regarding the Offer and a retail shareholder information brochure will be published. These documents are expected to be published during the third quarter of 2007.6

The acceptance period will commence promptly following the publishing of the offer document, and will last for no less than 20 business days. NASDAQ reserves the right to extend the acceptance period and to defer the date for settlement subject to applicable law and the Transaction Agreement.

The completion of the Offer is conditional upon the satisfaction of certain conditions as set out in section 11.4 above, including expiration of the Hart-Scott-Rodino waiting period and

6 The Swedish Securities Council (Sw ”Aktiemarknadsnämnden”) has extended the time period for preparing and filing the Swedish offer document from 4 weeks to 10 weeks due primarily to extensive filing requirements in the US, see ruling AMN 2007:19. Further extensions may be granted if necessary receipt of anti-trust and full regulatory approvals and NASDAQ shareholder approval. NASDAQ and OMX expects the Offer is to be completed by year-end 2007. Further details regarding the publication of these documents and the timetable for the Offer period will follow in a separate press release in due course.

15. Advisors

JPMorgan is acting as exclusive financial advisor to NASDAQ in relation to the transaction and will not be responsible for providing the protections afforded to their client to any other person. Advokatfirman Cederquist and Skadden, Arps, Slate, Meagher & Flom LLP are serving as legal advisors to NASDAQ in relation to the Transaction. Morgan Stanley, Lenner & Partners and Credit Suisse are acting as financial advisors to OMX in relation to the transaction and will not be responsible for providing the protections afforded to their client to any other person. Advokatfirman Vinge and Cleary Gottlieb Steen & Hamilton LLP are serving as legal advisors to OMX in relation to the Transaction.

16. Information on OMX

OMX is a leading expert in the exchange industry. Through the Nordic Exchange, OMX offers access to approximately 80 percent of the Nordic and Baltic securities market. The Nordic Exchange is a term used for marketing purposes and is not a legal entity. It describes the common offering from the Helsinki Stock Exchange, Copenhagen Stock Exchange, Stockholm Stock Exchange, Iceland Stock Exchange, Tallinn Stock Exchange, Riga Stock Exchange and Vilnius Stock Exchange. OMX integrated technology solutions cross the transaction chain enabling efficient securities transactions for over 60 exchange organizations in more than 50 countries. OMX is a Nordic Large Cap company in the Financials sector on the OMX Nordic Exchange.

OMX key statistics as of Q1, 2007:

•	801 Listed Companies

•	Domestic market capitalization: $1.2 trillion

•	Total market capitalization: $1.3 trillion

•	Average daily trades cash market: 0.2 million

•	Average daily number of derivatives contracts: 0.7 million

•	Average daily value traded: $7 billion

•	67,200 information terminals for professionals

•	27,800 information terminals for non-professionals

•	Technology contracts: 60+

17. Information on NASDAQ

NASDAQ is the largest US electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other US market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks.

NASDAQ key statistics as of Q1, 2007:

•	3,181 Listed Companies

•	IPOs: 37 / $6.3 billion of raised value

•	Domestic market capitalization: $3.9 trillion

•	Total market capitalization: $4.2 trillion

•	Average daily trades: 7.2 million

•	Average daily value traded: $54 billion

•	400,000 information terminals for professionals

•	1.7 million information terminals for non-professionals

•	Technology contracts: 1

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this filing contains forward-looking statements, which involve a number of risks and uncertainties. OMX and NASDAQ caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the Offer, the proposed business combination transaction involving NASDAQ and OMX, including estimated revenue and cost synergies, the Combined Group’s plans, objectives, expectations and intentions and other statements that are not historical facts. Additional risks and factors are identified in NASDAQ’s filings with the U.S. Securities Exchange Commission (the “SEC”), including its Report on Form 10-K for the fiscal year ending December 31, 2006 which is available on NASDAQ’s website at http://www.NASDAQ.com and the SEC’s website at SEC’s website at www.sec.gov. and in OMX’s filings with the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”) including its annual report for 2006, which is available on OMX’s website at http://www.omxgroup.com. The parties undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Notice to OMX shareholders

While the Offer is being made to all holders of OMX shares, this document does not constitute an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of OMX or an offer to purchase, sell or exchange or the solicitation of an offer to purchase, sell or exchange any securities of NASDAQ in any jurisdiction in which the making of the Offer or the acceptance of any tender of shares therein would not be made in compliance with the laws of such jurisdiction. In particular, the Offer is not being made, directly or indirectly, in or into Australia, Canada, Japan or South Africa. While NASDAQ reserves the right to make the Offer in or into the United Kingdom or any other jurisdiction pursuant to applicable exceptions or following appropriate filings and prospectus or equivalent document publication by NASDAQ in such jurisdictions, pending such filings or publications and in the absence of any such exception the Offer is not made in any such jurisdiction.

Additional Information About this Transaction

In connection with the proposed business combination transaction, OMX and NASDAQ expect that NASDAQ will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of NASDAQ that also constitutes a prospectus of NASDAQ. Investors and security holders are urged to read the proxy statement/prospectus and any amendments and other applicable documents regarding the proposed business combination transaction if and when they become available because they will contain important information. You may obtain a free copy of those documents (if and when available) and other related documents filed by NASDAQ with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus (if and when it becomes available) and the other documents may also be obtained for free by accessing NASDAQ’s website at http://www.nasdaq.com and OMX’s website at http://www.omxgroup.com.

NASDAQ and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from NASDAQ stockholders in respect of the transactions described in this communication. You can find information about NASDAQ’s executive officers and directors in NASDAQ’s definitive proxy statement filed with the SEC on April 20, 2007. You can obtain free copies of these documents and of the proxy statement prospectus (when it becomes available) from NASDAQ by accessing NASDAQ’s website. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

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